Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

— Company Posts 25% Revenue Growth Driven by Satellites and Advanced Programs —
— Orbital Also Completes Acquisition and Integrates GD Satellite Unit —
— New Business Volume Totals $560 Million in the Quarter —
 (Dulles, VA 22 July 2010) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the second quarter of 2010.  Second quarter 2010 revenues were $337.7 million, up 25% compared to $270.1 million in the second quarter of 2009.  Second quarter 2010 operating income was $12.2 million, compared to $12.8 million in the second quarter of 2009.

Net income was $6.3 million, or $0.11 diluted earnings per share, in the second quarter of 2010 compared to net income of $8.7 million, or $0.15 diluted earnings per share, in the second quarter of 2009.  The second quarter of 2010 included $1.6 million of transaction expenses related to the acquisition of the spacecraft development and manufacturing business of General Dynamics Advanced Information Systems, Inc. (GD).  Orbital’s free cash flow* in the second quarter of 2010 was negative $76.5 million compared to positive $15.8 million in the second quarter of 2009.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “Orbital’s second quarter 2010 revenues were substantially higher than last year’s second quarter sales, setting a new record for the company.  Operating income increased modestly, excluding the one-time transaction expenses incurred in connection with the GD spacecraft business acquisition in April.  This year’s second quarter results were also impacted by unanticipated costs related to the Galaxy 15 communications satellite anomaly that occurred in April 2010 and the effect of the termination of the Orion human spacecraft contract in May.”  He added, “In our operational programs, the company conducted five successful space missions — including three 'first flight' of new launch systems — and continued to make steady progress on the Taurus II launch vehicle and Cygnus spacecraft development programs in the quarter.”
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* “Free cash flow” is a non-GAAP financial measure discussed in this release.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Announces Second Quarter 2010 Financial Results

Financial Highlights

Summary financial results were as follows:

	Second Quarter		First Six Months
($ in millions, except per share data)	2010	2009	2010	2009
Revenues	$337.7	$270.1	$633.9	$565.9
Operating Income	12.2	12.8	29.6	24.0
Net Income	6.3	8.7	15.6	17.9
Diluted Earnings per Share	$0.11	$0.15	$0.27	$0.31

Revenues increased $67.6 million, or 25%, in the second quarter of 2010 compared to the second quarter of 2009 primarily due to increased activity on the International Space Station Commercial Resupply Services (CRS) program, communications satellite programs and national security satellite programs in addition to activity on contracts acquired in connection with the GD spacecraft business acquisition.  These increases were partially offset by decreased activity on missile defense interceptor programs and the Orion human spacecraft Launch Abort System (LAS) contract, which was terminated for convenience in the quarter.

Operating income in the second quarter of 2010 included $1.6 million of transaction expenses attributable to the spacecraft business acquisition.  Excluding the impact of acquisition expenses, operating income increased $1.0 million, or 8%, in the second quarter of 2010 compared to the second quarter of 2009 primarily due to increased activity on the CRS contract and national security satellite programs, together with profit generated by the contracts acquired in the recent acquisition and a decrease in unrecovered Taurus II launch vehicle research and development (R&D) expenses.  These profit improvements were partially offset by decreased activity on missile defense programs and the Orion LAS contract and a reduction in communications satellite operating income due to costs incurred in connection with the Galaxy 15 satellite anomaly resolution activities.

Net income in the second quarter of 2010 was $6.3 million, or $0.11 diluted earnings per share, compared to net income of $8.7 million, or $0.15 diluted earnings per share, in the second quarter of 2009.  The company’s effective income tax rate increased to 39.1% in the first six months of 2010 compared to 30.0% in the first six months of 2009 due to the expiration of the R&D tax credit at the end of 2009.

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Orbital Announces Second Quarter 2010 Financial Results

Segment Results

Operating results by business segment were as follows:

Launch Vehicles

	Second Quarter			First Six Months
($ in millions)	2010	2009	% Change	2010	2009	% Change
Revenues	$95.7	$117.1	(18%)	$196.0	$236.3	(17%)
Operating Income	3.5	4.1	(15%)	8.0	8.4	(5%)
Operating Margin	3.7%	3.5%		4.1%	3.6%

Launch vehicles segment revenues decreased $21.4 million in the second quarter of 2010 compared to the second quarter of 2009 primarily due to decreased activity on the Ground-based Midcourse Defense (GMD) missile defense program and the termination of the Kinetic Energy Interceptor (KEI) program in the second quarter of 2009.  These declines were partially offset by increased production work in 2010 on Taurus II launch vehicles for the CRS contract.  Segment operating income decreased $0.6 million in the second quarter of 2010 primarily due to the reduction in activity on the GMD and KEI programs, substantially offset by a decrease in unrecovered R&D expenditures and the increase in activity on the CRS contract.

The company’s R&D expenses are generally recoverable under contracts with the U.S. Government.  However, in the second quarter of 2010 and 2009, launch vehicles segment operating income was reduced by $1.8 million and $6.9 million, respectively, of unrecovered R&D expenses that exceeded a self-imposed ceiling on such costs.

Satellites and Space Systems

	Second Quarter			First Six Months
($ in millions)	2010	2009	% Change	2010	2009	% Change
Revenues	$139.4	$94.1	48%	$239.9	$204.3	17%
Operating Income	7.5	7.7	(3%)	15.2	15.5	(2%)
Operating Margin	5.4%	8.2%		6.3%	7.6%

Satellites and space systems segment revenues increased $45.3 million in the second quarter of 2010 compared to the second quarter of 2009 primarily due to increased activity on communications satellite contracts.  In addition, the second quarter of 2010 includes activity on contracts acquired in the recent spacecraft business acquisition.  Segment operating income decreased marginally in the second quarter of 2010 primarily due to approximately $2.5 million of costs incurred in connection with engineering and troubleshooting activities related to the Galaxy 15 satellite anomaly.  The cost impact of the Galaxy 15 anomaly was partially offset by activity on the acquired contracts mentioned above and favorable profit adjustments on certain other contracts.  Segment operating margin decreased in the second quarter of 2010 principally due to the impact of the Galaxy 15 satellite issue.

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Orbital Announces Second Quarter 2010 Financial Results

Advanced Space Programs

	Second Quarter			First Six Months
($ in millions)	2010	2009	% Change	2010	2009	% Change
Revenues	$120.9	$62.1	95%	$228.5	$130.4	75%
Operating Income	2.8	1.0	180%	8.0	0.1	NM
Operating Margin	2.3%	1.6%		3.5%	0.1%

Advanced space programs segment revenues increased $58.8 million in the second quarter of 2010 compared to the second quarter of 2009 primarily due to a substantial increase in activity on the CRS contract and on national security satellite programs.  These increases were partially offset by the effect of the termination of the Orion LAS contract.  In addition, the second quarter of 2010 includes activity on contracts acquired in the recent spacecraft business acquisition.  Segment operating income increased $1.8 million in the second quarter of 2010 primarily due to the increased activity and improved operating results on the CRS contract and national security satellite programs.  Segment operating income was reduced in the second quarter of 2010 by $3.3 million of unrecovered R&D expenses that exceeded a self-imposed ceiling on such costs.  There were no unrecovered R&D expenses in 2009.  Segment operating margin increased in the second quarter of 2010 primarily due to the absence of cost increases on certain national security satellite programs that occurred in the second quarter of 2009.

Cash Flow

Cash flow for the second quarter and first six months of 2010 was as follows:

	Second Quarter	First Six Months
($ in millions)	2010	2010
Net Cash Used in Operating Activities	$(58.0)	$(53.2)
Capital Expenditures	(18.5)	(33.6)
Free Cash Flow	(76.5)	(86.8)
Payment for Business Acquisition	(55.0)	(55.0)
Proceeds from Issuance of Common Stock and Other	2.8	12.2
Net Decrease in Cash	(128.7)	(129.6)
Beginning Cash Balance	372.1	373.0
Ending Cash Balance	$243.4	$243.4

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Orbital Announces Second Quarter 2010 Financial Results

New Business Highlights

During the second quarter of 2010, Orbital received approximately $380 million in new firm and option contract bookings.  In addition, the company received approximately $180 million of option exercises under existing contracts.  In the second quarter of this year, the Orion LAS contract was terminated resulting in approximately $170 million and $230 million reductions in firm and option backlog, respectively.  As of June 30, 2010, the company’s firm contract backlog was approximately $1.8 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.5 billion.

Operational Highlights

In the second quarter of 2010, Orbital carried out five major space-related missions and delivered six additional launch vehicles for deployment or future operations.  In April, the Orbital-built SES-1 communications spacecraft was successfully launched into geosynchronous-Earth orbit.  Following a customary several week in-orbit testing process, operational control of the satellite was turned over to Orbital’s customer, SES World Skies, in May.  Also in April, Orbital successfully launched the first Minotaur IV rocket for the U.S. Air Force, accurately delivering the Hypersonic Technology Vehicle-2 into a suborbital trajectory for the Defense Advanced Research Projects Agency.  It was the 17th consecutive successful mission for the Minotaur family of launch vehicles in the last 10 years.

In May, the Launch Abort System that Orbital designed, developed and produced for NASA’s Orion human spacecraft system was successfully tested at White Sands Missile Range in New Mexico.  Orbital was responsible for the LAS tower that consisted of abort, jettison and attitude control motors, structures, ordnance and electronics.  The LAS enables an astronaut crew to safely escape in the event of an emergency while on the launch pad and through atmospheric ascent to orbit.

In June, Orbital successfully launched a new two-stage Orbital Boost Vehicle (OBV) for the Missile Defense Agency’s Ground-based Midcourse Defense System.  Orbital also launched a Coyote target vehicle, a high-speed, ramjet-powered sea-skimming cruise missile in support of U.S. Navy ship self-defense exercises.

For the remainder of 2010, Orbital expects to carry out up to 18 additional space and missile systems missions and deliver up to 10 more space systems for future missions or deployments.  Among the remaining 2010 operational milestones are two Minotaur IV launches from Vandenberg Air Force Base, CA and Kodiak, AK; a Minotaur I space launch from Wallops Island, VA; the launch of the Orbital-built Glory satellite aboard the company’s Taurus XL rocket for NASA; and the deployment of the Koreasat 6 commercial communications satellite.  In addition to the company’s operational missions, Orbital will be engaged in extensive  manufacturing and testing activities related to the Taurus II rocket and the Cygnus cargo logistics spacecraft, with major milestones expected to be achieved throughout the remainder of the year.

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Orbital Announces Second Quarter 2010 Financial Results

2010 Financial Guidance

The company updated its financial guidance for full year 2010 as follows:

	Current	Previous
Revenues ($ in millions)	$1,250 - $1,275	$1,225 - $1,275
Operating Income Margin	5.0% - 5.5%	5.5% - 6.0%
Diluted Earnings per Share	$0.65 - $0.70	$0.70 - $0.80
Free Cash Flow ($ in millions)	($80 - $90)	($75 - $85)

The updated guidance reflects the financial results related to the spacecraft business acquisition in April 2010, including the acquisition costs that were expensed in the second quarter, reducing earnings per share by about $0.02.  The updated guidance also includes the impact of the Galaxy 15 anomaly costs and the termination of the Orion LAS contract.  The updated guidance, consistent with the previous guidance, assumes the anticipated reinstatement of the Federal R&D tax credit in the second half of 2010.  If the R&D tax credit is not reinstated, full year 2010 diluted earnings per share will be lower by about $0.08 per share.

Disclosure of Non-GAAP Financial Measure

Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

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Orbital Announces Second Quarter 2010 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, government contract procurement and termination risks (including the outcome of government contract bid protests), income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Announces Second Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Second Quarter		First Six Months
	2010	2009	2010	2009

Revenues	$337,726	$270,129	$633,916	$565,870
Cost of revenues	271,297	208,815	499,199	455,163
Research and development expenses	30,268	30,734	60,431	49,705
Selling, general and administrative expenses	23,933	17,759	44,693	37,017
Income from operations	12,228	12,821	29,593	23,985
Investment impairment charge	—	(600)	—	(1,300)
Interest income and other	408	1,750	746	7,413
Interest expense	(2,341)	(2,157)	(4,702)	(4,414)
Income before income taxes	10,295	11,814	25,637	25,684
Income taxes	(3,950)	(3,075)	(10,024)	(7,743)
Net income	$6,345	$8,739	$15,613	$17,941

Basic income per share	$0.11	$0.15	$0.27	$0.31
Diluted income per share	0.11	0.15	0.27	0.31

Shares used in computing basic income per share	57,682	56,450	57,373	56,818
Shares used in computing diluted income per share	58,349	57,183	58,102	57,566

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Orbital Announces Second Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Second Quarter		First Six Months
	2010	2009	2010	2009
Revenues:
Launch Vehicles	$95.7	$117.1	$196.0	$236.3
Satellites and Space Systems	139.4	94.1	239.9	204.3
Advanced Space Programs	120.9	62.1	228.5	130.4
Eliminations	(18.3)	(3.2)	(30.5)	(5.1)
Total Revenues	$337.7	$270.1	$633.9	$565.9

Income from Operations:
Launch Vehicles	$3.5	$4.1	$8.0	$8.4
Satellites and Space Systems	7.5	7.7	15.2	15.5
Advanced Space Programs	2.8	1.0	8.0	0.1
Corporate	(1.6)	—	(1.6)	—
Total Income from Operations	$12.2	$12.8	$29.6	$24.0

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Orbital Announces Second Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
Assets
Cash	$243,444	$372,986
Receivables, net	321,756	199,482
Inventory	45,083	38,662
Deferred income taxes, net	40,776	37,902
Other current assets	21,600	14,258
Total current assets	672,659	663,290
Non-current investments	12,600	13,100
Property, plant and equipment, net	197,635	133,275
Goodwill	69,009	55,551
Deferred income taxes, net	40,456	50,326
Other non-current assets	20,181	13,939
Total Assets	$1,012,540	$929,481

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$246,920	$171,805
Deferred revenues and customer advances	102,408	127,056
Total current liabilities	349,328	298,861
Long-term debt	122,858	120,274
Other non-current liabilities	7,279	7,886
Total stockholders’ equity	533,075	502,460
Total Liabilities and Stockholders’ Equity	$1,012,540	$929,481

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Orbital Announces Second Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	June 30, 2010
	Second Quarter	Six Months

Net income	$6,345	$15,613
Depreciation	5,971	11,215
Deferred income taxes	3,117	7,170
Changes in assets and liabilities	(76,750)	(93,584)
Other	3,347	6,366
Net cash used in operating activities	(57,970)	(53,220)
Capital expenditures	(18,494)	(33,591)
Payment for business acquisition	(55,000)	(55,000)
Net cash used in investing activities	(73,494)	(88,591)
Net proceeds from issuance of common stock	2,412	10,311
Other	431	1,958
Net cash provided by financing activities	2,843	12,269
Net decrease in cash	(128,621)	(129,542)
Cash, beginning of period	372,065	372,986
Cash, end of period	$243,444	$243,444
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